UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 7, 2009
Commercial Vehicle Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50890	41-1990662

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7800 Walton Parkway, New Albany, Ohio		43054

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	614-289-5360
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.
Item 8.01. Other Events.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Exhibit Index
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 99.1

Item 1.01.	Entry into a Material Definitive Agreement.
1.	Loan and Security Agreement
     On January 7, 2009, Commercial Vehicle Group, Inc. (the “Company”) and certain of its direct and indirect U.S. subsidiaries, as borrowers (the “Domestic Borrowers”), entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with Bank of America, N.A., as agent and lender. In addition to the Domestic Borrowers, the Loan and Security Agreement contemplates the addition of certain of the Company’s direct and indirect UK subsidiaries as borrowers under the Loan and Security Agreement (the “UK Borrowers” and together with the Domestic Borrowers, the “Borrowers”). Set forth below is a description of the material terms and conditions of the Loan and Security Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
General
     The Loan and Security Agreement provides for a three-year asset-based revolving credit facility in an aggregate principal amount of up to $47.5 million, all of which will be available in the form of loans denominated in U.S. dollars to the Domestic Borrowers, subject to the borrowing base limitations described below. Up to an aggregate of $10.0 million will be available to the Domestic Borrowers for the issuance of letters of credit, which reduce availability under the revolving credit facility.
     The Company used $26.8 million of borrowings under the revolving credit facility to repay in full its borrowings under its previous senior credit agreement and to pay fees and expenses related to the Loan and Security Agreement. The Company intends to use the revolving credit facility to fund ongoing operating and working capital requirements.
Borrowing Base
     The aggregate amount of loans permitted to be made to the Domestic Borrowers under the revolving credit facility may not exceed a borrowing base consisting of the lesser of: (a) $47.5 million, minus domestic letters of credit, and (b) the sum of eligible accounts receivable and eligible inventory of the Domestic Borrowers, minus certain domestic availability reserves.
Interest Rates
     Borrowings by the Domestic Borrowers under the Loan and Security Agreement will be denominated in U.S. dollars and will bear interest at a rate per annum which, at the option of any Domestic Borrower, can be either:
•	a domestic base rate equal to the rate announced by Bank of America, N.A. from time to time as its prime rate (which rate shall not be less than the current rate for one-month LIBOR loans plus 1%), plus 2.50%; or

•	a LIBOR rate equal to the British Bankers Association LIBOR rate, as published by Reuters, determined by the agent under the Loan and Security Agreement at approximately 11:00 a.m. (London time) two business days prior to the commencement of the applicable interest period (subject to a reserve percentage if imposed by the Board of Governors of the Federal Reserve System with respect to LIBOR deposits), plus 3.50% and a mandatory cost, as calculated by the agent under the Loan and Security Agreement, as an additional rate to compensate Lenders for the cost of compliance with the requirements of the Bank of England and/or the Financial Services Authority or the requirements of the European Central Bank, if any.
     During an insolvency proceeding or an event of default, if lenders holding greater than 50% of the revolver commitments so elect, the interest rate applied to any outstanding obligations will be equal to the otherwise applicable rate plus 2.0%. In addition, during any event of default, the agent under the Loan and Security Agreement may prevent any loans from being made, converted or continued as domestic LIBOR loans.

Security and Guarantees
     The Domestic Borrowers’ obligations under the Loan and Security Agreement are secured by a first-priority lien (subject to certain permitted liens) on substantially all of the tangible and intangible assets of the Domestic Borrowers, as well as 100% of the capital stock of the domestic subsidiaries of each Domestic Borrower and 65% of the capital stock of each foreign subsidiary directly owned by a Domestic Borrower. Each of the Company and each other Domestic Borrower is jointly and severally liable for the obligations under the Loan and Security Agreement and unconditionally guarantees the prompt payment and performance thereof.
Covenants
     The Loan and Security Agreement contains customary financial covenants, including: (1) minimum operating performance, which requires the Company to maintain cumulative year-to-date EBITDA, as defined in the Loan and Security Agreement, of at least $2.1 million as of March 31, 2009, $8.1 million as of June 30, 2009, $14.7 million as of September 30, 2009 and $23.0 million as of December 31, 2009; (2) a limitation on the amount of capital expenditures of not more than $17.0 million during the fiscal year ending December 31, 2009 (or $18.5 million if the fixed charge coverage ratio exceeds 1.0:1.0 as of the end of each fiscal quarter following the date on which the aggregate capital expenditures for the year exceeds $17.0 million); and (3) a minimum fixed charge coverage ratio of 1.0:1.0 as of the end of any fiscal quarter commencing with the fiscal quarter ending March 31, 2010. In addition, the Domestic Borrowers are obligated to maintain availability under the domestic borrowing base of at least $7.5 million at all times.
     The Loan and Security Agreement also contains other customary restrictive covenants, including, without limitation: limitations on the ability of the Borrowers and their subsidiaries to incur additional debt and guarantees; grant liens on assets; pay dividends or make other distributions; make investments or acquisitions; dispose of assets; make payments on certain indebtedness; merge, combine or liquidate with any other person; amend organizational documents; file consolidated tax returns with entities other than other Borrowers or their subsidiaries; make material changes in accounting treatment or reporting practices; enter into restrictive agreements; enter into hedging agreements; engage in transactions with affiliates; enter into certain employee benefit plans; and amend subordinated debt or the indenture governing the 8% senior notes due 2013 (the “Senior Notes”). In addition, the Loan and Security Agreement contains customary reporting and other affirmative covenants.
Events of Default
     The Loan and Security Agreement contains customary events of default, including, without limitation: nonpayment of obligations under the Loan and Security Agreement when due; material inaccuracy of representations and warranties; violation of covenants in the Loan and Security Agreement and certain other documents executed in connection therewith; breach or default of agreements related to debt in excess of $5.0 million that could result in acceleration of that debt; revocation or attempted revocation of guarantees, denial of the validity or enforceability of the loan documents or failure of the loan documents to be in full force and effect; certain judgments in excess of $2.0 million; the inability of an obligor to conduct any material part of its business due to governmental intervention, loss of any material license, permit, lease or agreement necessary to the business; cessation of an obligor’s business for a material period of time; impairment of collateral through condemnation proceedings; certain events of bankruptcy or insolvency; certain ERISA events; and a change in control of the Company.
Fees
     The Domestic Borrowers will pay an unused line fee to the lenders under the Loan and Security Agreement equal to 0.50% per annum times the amount by which the domestic revolver commitments exceed the average daily balance of domestic revolver loans and stated amount of domestic letters of credit during any fiscal quarter.
     The Domestic Borrowers will pay a letter of credit fee to the lenders under the Loan and Security Agreement equal to 3.50% times the dollar equivalent of the average daily stated amount of domestic letters of credit on the first day of each fiscal quarter, and a fronting fee to the issuing bank equal to 0.125% per annum on the dollar equivalent of the stated amount of each domestic letter of credit.
Voluntary and Mandatory Prepayments
     Amounts outstanding under the revolver loans may be prepaid from time to time, without penalty or premium. Upon the disposition of eligible accounts receivable or inventory, net proceeds in an amount equal to the greater of (a) the net book value of such accounts receivable or inventory, or (b) the reduction in the domestic borrowing base shall be applied to repay domestic revolver loans.

     In addition, within five business days of certain permitted asset dispositions or the receipt of certain insurance or condemnation awards, the Domestic Borrowers must apply the net proceeds (in the case of asset dispositions) or proceeds (in the case of insurance or condemnation awards) to prepay the domestic revolver loans and permanently reduce the amount of the domestic revolver commitments in the amount of such net proceeds or proceeds (if failure to so reduce would create an obligation for the Company to repurchase its Senior Notes), or to acquire property that is useful in the Company’s business under certain circumstances.
UK Borrowings
     There are no UK Borrowers currently party to the Loan and Security Agreement or any other loan document, and no loans were made to UK Borrowers and no loan facility for UK Borrowers was provided at the closing of the Loan and Security Agreement. The Loan and Security Agreement includes provisions that permit the Company to establish an asset based UK revolver loan at a later date by satisfying certain conditions precedent, including, without limitation, obtaining lenders to provide financing, and sets forth the terms of such contemplated UK revolver loan.
2.	Supplemental Indenture
     On January 7, 2009, the Company, certain of its subsidiaries who are guarantors of the Senior Notes, CVG CS LLC and U.S. Bank National Association, as trustee (the “Trustee”), entered into a supplemental indenture to the indenture, dated as of July 6, 2005, as supplemented from time to time, by and among the Company, certain of its subsidiaries who are guarantors of the Senior Notes and the Trustee. Pursuant to the supplemental indenture, CVG CS LLC became a guarantor of the Company’s obligations under the Senior Notes.
     A copy of the Supplemental Indenture is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.
     The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Loan and Security Agreement are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.
     On January 8, 2009, the Company issued a press release announcing the Loan and Security Agreement. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
     (d) The following exhibits are filed with this report:

Exhibit No.	Description

10.1
Loan and Security Agreement, dated as of January 7, 2009, by and among Commercial Vehicle Group, Inc. and certain of its direct and indirect U.S. subsidiaries, as borrowers, and Bank of America, N.A., as agent and lender.

10.2	Supplemental Indenture, dated as of January 7, 2009, by and among Commercial Vehicle Group, Inc., CVG CS LLC, the subsidiary guarantors party thereto and U.S. Bank National Association.

99.1	Press release dated January 8, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commercial Vehicle Group, Inc.
January 8, 2009	By:	/s/ Chad M. Utrup
		Name:	Chad M. Utrup
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1
Loan and Security Agreement, dated as of January 7, 2009, by and among Commercial Vehicle Group, Inc. and certain of its direct and indirect U.S. subsidiaries, as borrowers, and Bank of America, N.A., as agent and lender.

10.2	Supplemental Indenture, dated as of January 7, 2009, by and among Commercial Vehicle Group, Inc., CVG CS LLC, the subsidiary guarantors party thereto and U.S. Bank National Association.

99.1	Press release dated January 8, 2009.